Exhibit 99.1

Pennant Reports Second Quarter 2021 Results

Conference Call and Webcast scheduled for tomorrow, August 10, 2021 at 10:00 am MT

EAGLE, Idaho – August 9, 2021 (GLOBE NEWSWIRE) - The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced its operating results for the second quarter of fiscal year 2021, reporting GAAP diluted earnings per share of $0.09 for the quarter and adjusted dilutive earnings per share of $0.17 for the quarter(1).

Second Quarter Highlights

▪Total revenue for the quarter was $110.3 million, an increase of $17.6 million or 19.0% over the prior year quarter;

▪Net income for the quarter was $2.7 million, adjusted EBITDA for the quarter was $8.6 million, and adjusted EBITDAR for the quarter was $18.6 million;

▪Home Health and Hospice Services segment revenue for the quarter was $78.1 million, an increase of $20.1 million or 34.7% over the prior year quarter;

▪Home Health and Hospice Services segment adjusted EBITDAR from operations was $14.9 million for the quarter, an increase of $3.7 million or 32.8% over the prior year quarter;

▪Total home health admissions for the quarter were 10,069, an increase of 91.5% over the prior year quarter, and total Medicare home health admissions for the quarter were 4,406, an increase of 79.2% over the prior year quarter;

▪Hospice average daily census for the quarter was 2,296, an increase of 16.0% over the prior year quarter, and total hospice admissions for the quarter were 2,047, an increase of 4.8% over the prior year quarter;

▪Senior Living Services segment revenue for the quarter was $32.2 million, an increase of $1.2 million over the first quarter 2021, and segment adjusted EBITDAR from operations in the quarter was $9.8 million, an increase of $1.0 million over the first quarter 2021; and

▪Senior living average occupancy for the quarter was 72.7%, an increase of 60 basis points over the first quarter 2021, and average monthly revenue per occupied unit was $3,176 for the quarter.

(1)	See "Reconciliation of GAAP to Non-GAAP Financial Information.”
(2)	Segment Adjusted EBITDAR from Operations is defined and outlined in Note 6 on Form 10-Q and is the segment GAAP measure of profit and loss.

Operating Results

“We are pleased to report our results for the second quarter,” said Daniel Walker, Pennant's Chief Executive Officer. “Our results were headlined by our home health and hospice segment, which achieved strong organic growth even while continuing to integrate a substantial number of newly-acquired agencies. In our senior living segment, our top and bottom line results improved sequentially as our local leaders execute on best practices and demand for quality senior living settings returns. Overall, the challenges of peak COVID-19 cases that impacted our first quarter results lingered into the second quarter as expected. While our continued focus on developing our talented leaders, strengthening our cluster-centered operating model and improving our expert resources and systems is building a stronger foundation for future growth, we are not complacent about our year to date results. The embedded upside in both of our segments is as compelling as ever, and we are confident in our ability to realize these opportunities, generate significant value and continue the disciplined growth strategy that has underpinned our historical success.”

Commenting on the operating results, Mr. Walker reported, “Our home health and hospice segment produced solid financial results while continuing to achieve quality clinical outcomes for a growing and increasingly complex patient population. Segment revenue and adjusted EBITDA increased 34.7% and 33.5%, respectively, in the second quarter over the prior year quarter with ongoing strength in admissions, average daily census and expense management. Our clinical quality measures continue to improve over already high marks. Real time data analytics show 93% of our home health agencies had a star rating of at least four stars during the quarter and our real time hospice composite quality trend continued to climb well above the national average. These strong indicators evidence our relentless focus on quality outcomes, which has been critical to our success and will help us differentiate ourselves locally as we continue to transition recently-acquired and acquire new agencies. With roughly two dozen acquisitions or startups onboarded over the past 18 months, our operating margins naturally compressed as we invest resources in ensuring these agencies have the clinical and cultural foundation to generate significant long-term returns. These operations add to the compelling organic upside that exists across our home health and hospice segment--in both our existing and newly-acquired agencies--that we are confident our local leaders and resources can achieve to the benefit of our patients, community partners, and many stakeholders.”

“Our senior living segment results improved sequentially over the first quarter, despite operating challenges that we expected to spill over into the second quarter,” commented Mr. Walker. “While the pace of our recovery has been slower than we projected as the impacts of the COVID-19 environment, the Texas storm and the continued wage and hiring headwinds affected our first half results, the quarter saw sequential improvement and acceleration as we continued the important effort of developing our senior living leaders, which will lay the foundation for long-term value generation. Despite these operating and labor challenges, we achieved a positive step forward growing revenue over the first quarter through the addition of 71 net move-ins and increasing segment adjusted EBITDAR from operations by $1.0 million, a margin increase of 230 basis points, over the first quarter 2021. As of August 9, 2021, our occupancy stands at 74.1%, a 280 basis point improvement over our low point in mid-March. With a largely vaccinated resident population and communities open for tours and visitation, there is a measurable increase in the demand for quality senior living settings. This improved operating environment and our focused efforts on developing leaders and providing them additional tools and systems to better care for our residents and employees creates a compelling opportunity to drive value in the segment. Barring a return to the challenging operating environment prevalent during the peak of the pandemic, we are positioning ourselves to accelerate the momentum generated in the second quarter during the second half of the year and beyond.”

During the second quarter and since, the Company announced that it grew its operations through the acquisition two home health and two home care agencies in southwest Colorado, one home health agency in Ft. Worth, Texas, and a hospice agency in northern California. “We are excited to invest in these communities through local teams that have built reputations for excellent care. We continue to find opportunities to work with talented local owner-operators looking for the right organization to carry on and amplify their legacy and are attracted to our model of local entrepreneurship and expert resource support. Our pipeline of potential acquisitions is strong, and we have the resources and ability to continue executing on our growth strategy,” said Derek Bunker, Pennant’s Chief Investment Officer.

Jennifer Freeman, Pennant's Chief Financial Officer, reported that the Company ended the second quarter with strong liquidity, noting $2.9 million of cash on hand and $106.2 million of availability on its revolving line of credit. Highlighting the strength of the Company’s balance sheet, Ms. Freeman reported the Company had a net debt-to-adjusted EBITDA ratio of 1.10x and a lease-adjusted net debt-to-adjusted EBITDAR ratio of 4.96x as of June 30, 2021. “With our strong balance sheet, leadership pipeline and inherent opportunity in our transitioning operations, we are well positioned for continued growth that matches our historical trends,” said Ms. Freeman.

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR and adjusted EBITDA, as well as a reconciliation of GAAP earnings per share, net income to adjusted net earnings per share and adjusted net income, appear in the financial data portion of this release. More complete information is contained in the company’s Annual Report on Form 10-Q for the three months ended June 30, 2021, which has been filed with the SEC today and can be viewed on the company’s website at www.pennantgroup.com.

2021 Guidance

Management reiterated its 2021 annual revenue guidance of $430 million to $440 million and its annual adjusted earnings per share guidance to $0.89 to $0.99 per diluted share. “We are pleased with the continued strength in our home health and hospice segment and the sequential improvement in our senior living segment. We anticipated ongoing COVID-related challenges in the second quarter, with a steeper ramp in the second half of the year. Our guidance reflects substantial growth opportunities in both our same store and newly-acquired home health and hospice agencies and execution in our senior living business as demand continues to improve. We are building strong foundations in both segments and are confident we are positioned to deliver results by consistently executing on the principles and practices that have been fundamental to our historical success,” commented Mr. Walker. Management’s 2021 annual guidance is based on diluted weighted average shares outstanding of approximately 30.8 million and a 25.9% effective tax rate. In addition, the guidance assumes, among other things, anticipated reimbursement rate adjustments, no unannounced acquisitions, and no resurgence of COVID-19. It excludes costs at start-up operations, share-based compensation, acquisition-related costs and certain redundant or nonrecurring general and administrative costs incurred during the transition services period.

Conference Call

A live webcast will be held tomorrow, August 10, 2021 at 10:00 a.m. Mountain time (12:00 p.m. Eastern time) to discuss Pennant’s second quarter 2021 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Pennant’s website at https://investor.pennantgroup.com. The webcast will be recorded and will be available for replay via the website until 5:00 p.m. Mountain time on Friday, September 10, 2021.
About Pennant

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 86 home health and hospice agencies and 54 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-Q, for a more complete discussion of the risks and other factors that could affect Pennant’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Pennant does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information

Investor Relations
The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.

THE PENNANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except for per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenue	$110,345	$92,740	$216,008	$184,589

Expense
Cost of services	86,667	68,159	170,289	138,348
Rent—cost of services	10,156	9,767	20,121	19,473
General and administrative expense	8,783	7,538	18,071	14,199
Depreciation and amortization	1,170	1,201	2,345	2,222
Total expenses	106,776	86,665	210,826	174,242
Income from operations	3,569	6,075	5,182	10,347
Other expense:
Other expense	(24)	—	(24)	—
Interest expense, net	(472)	(301)	(832)	(704)
Other expense, net	(496)	(301)	(856)	(704)
Income before provision for income taxes	3,073	5,774	4,326	9,643
Provision for income taxes	604	1,437	944	2,326
Net income	2,469	4,337	3,382	7,317
Less: net loss attributable to noncontrolling interest	(181)	—	(218)	—
Net income and other comprehensive income attributable to The Pennant Group, Inc.	$2,650	$4,337	$3,600	$7,317
Earnings per share:
Basic	$0.09	$0.16	$0.13	$0.26
Diluted	$0.09	$0.15	$0.12	$0.25
Weighted average common shares outstanding:
Basic	28,356	27,952	28,324	27,922
Diluted	30,647	29,662	30,785	29,780

THE PENNANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$2,879	$43
Accounts receivable—less allowance for doubtful accounts of $914 and $643, respectively	52,136	47,221
Prepaid expenses and other current assets	18,463	12,335
Total current assets	73,478	59,599
Property and equipment, net	17,969	17,884
Right-of-use assets	303,431	308,650
Escrow deposits	—	525
Deferred tax assets	1,987	2,097
Restricted and other assets	5,691	4,289
Goodwill	73,364	66,444
Other indefinite-lived intangibles	53,889	47,488
Total assets	$529,809	$506,976
Liabilities and equity
Current liabilities:
Accounts payable	$8,321	$9,761
Accrued wages and related liabilities	21,856	26,873
Operating lease liabilities—current	15,233	14,106
Other accrued liabilities	37,412	38,275
Total current liabilities	82,822	89,015
Long-term operating lease liabilities—less current portion	291,160	296,615
Other long-term liabilities	7,732	11,897
Long-term debt, net	38,113	8,277
Total liabilities	419,827	405,804
Commitments and contingencies
Equity:
Common stock, $0.001 par value; 100,000 shares authorized; 28,759 and 28,355 shares issued and outstanding, respectively at June 30, 2021, and 28,696 and 28,243 shares issued and outstanding, respectively at December 31, 2020.	28	28
Additional paid-in capital	90,099	84,671
Retained earnings	15,545	11,945
Treasury stock, at cost, 3 shares at June 30, 2021 and December 31, 2020	(65)	(65)
Total Pennant Group, Inc. stockholders’ equity	105,607	96,579
Noncontrolling interest	4,375	4,593
Total equity	109,982	101,172
Total liabilities and equity	$529,809	$506,976

THE PENNANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
The following table presents selected data from our condensed consolidated statement of cash flows for the periods presented:

	Six Months Ended June 30,
	2021	2020

Net cash (used in) provided by operating activities	$(11,806)	$43,398
Net cash used in investing activities	(15,477)	(13,803)
Net cash provided by (used in) financing activities	30,119	(17,868)
Net increase in cash	2,836	11,727
Cash at beginning of period	43	402
Cash at end of period	$2,879	$12,129

THE PENNANT GROUP, INC.
REVENUE BY SEGMENT
(unaudited, dollars in thousands)

The following tables sets forth our total revenue by segment and as a percentage of total revenue for the periods indicated:

	Three Months Ended June 30,
	2021		2020
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Home health and hospice services
Home health	$35,287	32.0%	$20,824	22.4%
Hospice	36,838	33.4	32,623	35.2
Home care and other(a)	5,980	5.4	4,537	4.9
Total home health and hospice services	78,105	70.8	57,984	62.5
Senior living services	32,240	29.2	34,756	37.5
Total revenue	$110,345	100.0%	$92,740	100.0%

(a)	Home care and other revenue is included with home health revenue in other disclosures in this press release.

	Six Months Ended June 30,
	2021		2020
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Home health and hospice services
Home health	$68,491	31.7%	$42,268	22.9%
Hospice	73,752	34.1	63,063	34.2
Home care and other(a)	10,469	4.9	9,415	5.1
Total home health and hospice services	152,712	70.7	114,746	62.2
Senior living services	63,296	29.3	69,843	37.8
Total revenue	$216,008	100.0%	$184,589	100.0%

(a)	Home care and other revenue is included with home health revenue in other disclosures in this press release.

THE PENNANT GROUP, INC.
SELECT PERFORMANCE INDICATORS
(unaudited)

The following table summarizes our overall home health and hospice performance indicators for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Home health services:
Total home health admissions	10,069	5,259	19,166	11,395
Total Medicare home health admissions	4,406	2,459	8,904	5,268
Average Medicare revenue per 60-day completed episode	$3,441	$3,412	$3,424	$3,232
Hospice services:
Total hospice admissions	2,047	1,954	4,201	3,630
Average daily census	2,296	1,979	2,301	1,925
Hospice Medicare revenue per day	$171	$164	$172	$163

The following table summarizes our senior living performance indicators for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Occupancy	72.7%	78.5%	72.4%	79.3%
Average monthly revenue per occupied unit	$3,176	$3,204	$3,181	$3,205

THE PENNANT GROUP, INC.
REVENUE BY PAYOR SOURCE
(unaudited, dollars in thousands)

The following table presents our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Three Months Ended June 30,
	2021		2020
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Revenue:
Medicare	$53,801	48.8%	$40,358	43.5%
Medicaid	14,237	12.9	14,755	15.9
Subtotal	68,038	61.7	55,113	59.4
Managed Care	12,890	11.7	7,243	7.8
Private and Other(a)	29,417	26.6	30,384	32.8
Total revenue	$110,345	100.0%	$92,740	100.0%

(a)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in home care operations.

	Six Months Ended June 30,
	2021		2020
	Revenue Dollars	Revenue Percentage	Revenue Dollars	Revenue Percentage

Revenue:
Medicare	$107,540	49.8%	$79,614	43.1%
Medicaid	28,090	13.0	28,707	15.6
Subtotal	135,630	62.8	108,321	58.7
Managed Care	23,979	11.1	14,775	8.0
Private and Other(a)	56,399	26.1	61,493	33.3
Total revenue	$216,008	100.0%	$184,589	100.0%

(a)	Private and other payors in our home health and hospice services segment includes revenue from all payors generated in home care operations.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)

The following table reconciles net income to Non-GAAP net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income attributable to The Pennant Group, Inc.	$2,650	$4,337	$3,600	$7,317
Add: Net loss attributable to noncontrolling interest	(181)	—	(218)	—
Net income	2,469	4,337	3,382	7,317

Non-GAAP adjustments
Costs at start-up operations(a)	513	511	659	756
Share-based compensation expense(b)	2,499	1,959	4,915	3,915
Acquisition related costs(c)	30	—	37	—
Transition services costs(d)	687	665	1,589	1,030
Net COVID-19 related costs(e)	—	883	—	1,160
Provision for income taxes on Non-GAAP adjustments(f)	(1,088)	(1,155)	(2,156)	(1,965)
Non-GAAP net income	$5,110	$7,200	$8,426	$12,213

Dilutive Earnings Per Share As Reported
Net Income	$0.09	$0.15	$0.12	$0.25
Average number of shares outstanding	30,647	29,662	30,785	29,780

Adjusted Diluted Earnings Per Share
Net Income	$0.17	$0.24	$0.27	$0.41
Average number of shares outstanding	30,647	29,662	30,785	29,780

(a)	Represents results related to start-up operations.
		Three Months Ended June 30,		Six Months Ended June 30,
		2021	2020	2021	2020
	Revenue	$(5,631)	$(462)	$(10,186)	$(885)
	Cost of services	5,978	935	10,645	1,590
	Rent	165	36	199	49
	Depreciation	1	2	1	2
	Total Non-GAAP adjustment	$513	$511	$659	$756

(b)	Represents share-based compensation expense incurred for the periods presented.
		Three Months Ended June 30,		Six Months Ended June 30,
		2021	2020	2021	2020
	Cost of services	$501	$235	$936	$438
	General and administrative	1,998	1,724	3,979	3,477
	Total Non-GAAP adjustment	$2,499	$1,959	$4,915	$3,915

(c)	Represents costs incurred to acquire an operation that are not capitalizable.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)

(d)	A portion of the costs incurred under the Transition Services Agreement identified as redundant or nonrecurring that are included in general and administrative expense. Fees incurred under the Transition Services agreement, net of the Company’s payroll reimbursement, were $747 and $1,735 for the three and six months ended June 30, 2021, and $1,525 and $2,861 for the three and six months ended June 30, 2020, respectively. During the fourth quarter of fiscal 2020, we updated our Transition service costs adjustment to include duplicate software costs. The prior year transition service costs adjustment has been recast to reflect the change. The adjustment to the prior year transition service costs was $113 and $220 for the duplicative software costs for the three and six months ended June 30, 2020 that were included in the 2020 full year amount in the Company’s as filed Form 10-K.
		Three Months Ended June 30,		Six Months Ended June 30,
		2021	2020	2021	2020
	General and administrative	$687	$380	$1,589	$537
	Depreciation and amortization(1)	—	285	—	493
	Total Non-GAAP adjustment	$687	$665	$1,589	$1,030

	(1)	Consists of depreciation and amortization on IT hardware and software acquired to build infrastructure in anticipation of our transition from Ensign's IT infrastructure.

(e)	Beginning in the first quarter of fiscal year 2021, we updated our definition of Segment Adjusted EBITDAR to no longer include an adjustment for COVID-19 expenses offset by the amount of sequestration relief. COVID-19 expenses continue to be part of daily operations for which less specific identification is visible. Furthermore, the sequestration relief has been extended through December 31, 2021. Sequestration relief was $870 and $1,818 for the three and six months ended June 30, 2021, respectively.

	The 2020 amounts represent incremental costs incurred as part of the Company's response to COVID-19 including direct medical supplies, labor, and other expenses, net of $554 in increased revenue related to the 2% payment increase in Medicare reimbursements for sequestration relief for both the three and six months ended June 30, 2020. The COVID-19 costs do not include $277 in costs for the three months ended March 31, 2020 that were included in the 2020 full year amount.
		Three Months Ended June 30,		Six Months Ended June 30,
		2021	2020	2021	2020
	Increased Medicare Reimbursements	$—	$(554)	$—	$(554)
	Cost of services	—	1,409	—	1,682
	General and administrative	—	28	—	32
	Total Non-GAAP adjustment	$—	$883	$—	$1,160

(f)
Represents an adjustment to the provision for income tax to our year-to-date effective tax rate of 26.9% and 26.0% for the three and six months ended June 30, 2021, respectively. This rate excludes the tax benefit of shared-based payment awards.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands)

The tables below reconcile Consolidated net income to the consolidated Non-GAAP financial measures, Consolidated and Consolidated Adjusted EBITDA, and to the Non-GAAP valuation measure, Consolidated Adjusted EBITDAR, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Consolidated net income	$2,469	$4,337	$3,382	$7,317
Less: Net loss attributable to noncontrolling interest	(181)	—	(218)	—
Add: Provision for income taxes (benefit)	604	1,437	944	2,326
Net interest expense	472	301	832	704
Depreciation and amortization	1,170	1,201	2,345	2,222
Consolidated EBITDA	4,896	7,276	7,721	12,569
Adjustments to Consolidated EBITDA
Add: Costs at start-up operations(a)	347	473	459	705
Share-based compensation expense(b)	2,499	1,959	4,915	3,915
Acquisition related costs(c)	30	—	37	—
Transition services costs(d)	687	380	1,589	537
Net COVID-19 related costs and supplies(f)	—	883	—	1,160
Rent related to item (a) above	165	36	199	49
Consolidated Adjusted EBITDA	8,624	11,007	14,920	18,935
Rent—cost of services	10,156	9,767	20,121	19,473
Rent related to item (a) above	(165)	(36)	(199)	(49)
Adjusted rent—cost of services	9,991	9,731	19,922	19,424
Consolidated Adjusted EBITDAR	$18,615		$34,842

(a)	Represents results related to start-up operations. This amount excludes rent and depreciation and amortization expense related to such operations.
(b)	Share-based compensation expense incurred which is included in cost of services and general and administrative expense.
(c)	Acquisition related costs that are not capitalizable.
(d)	A portion of the costs incurred under the Transition Services Agreement identified as redundant or nonrecurring that are included in general and administrative expense. Fees incurred under the Transition Services agreement, net of the Company’s payroll reimbursement, were $747 and $1,735 for the three and six months ended June 30, 2021, and $1,525 and $2,861 for the three and six months ended June 30, 2020, respectively. During the fourth quarter of fiscal 2020, we updated our Transition service costs adjustment to include duplicate software costs. The prior year transition service costs adjustment has been recast to reflect the change. The adjustment to the prior year transition service costs was $113 and $220 for the duplicative software costs for the three and six months ended June 30, 2020 that were included in the 2020 full year amount in the Company’s as filed Form 10-K.
(f)	Beginning in the first quarter of fiscal year 2021, we updated our definition of Segment Adjusted EBITDAR to no longer include an adjustment for COVID-19 expenses offset by the amount of sequestration relief. COVID-19 expenses continue to be part of daily operations for which less specific identification is visible. Furthermore, the sequestration relief has been extended through December 31, 2021. Sequestration relief was $870 and $1,818 for the three and six months ended June 30, 2021, respectively.

The 2020 amounts represent incremental costs incurred as part of the Company's response to COVID-19 including direct medical supplies, labor, and other expenses, net of $554 in increased revenue related to the 2% payment increase in Medicare reimbursements for sequestration relief for both the three and six months ended June 30, 2020. The COVID-19 costs do not include $277 in costs for the three months ended March 31, 2020 that were included in the 2020 full year amount.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands)

The following tables present certain financial information regarding our reportable segments. General and administrative expenses are not allocated to the reportable segments and are included in “All Other”:

	Three Months Ended June 30,
	Home Health and Hospice Services	Senior Living Services	All Other	Total
Segment GAAP Financial Measures:
Three Months Ended June 30, 2021
Revenue	$78,105	$32,240	$—	$110,345
Segment Adjusted EBITDAR from Operations	$14,931	$9,752	$(6,068)	$18,615
Three Months Ended June 30, 2020
Revenue	$57,984	$34,756	$—	$92,740
Segment Adjusted EBITDAR from Operations	$11,245	$13,492	$(3,999)	$20,738

	Six Months Ended June 30,
	Home Health and Hospice Services	Senior Living Services	All Other	Total
Segment GAAP Financial Measures:
Six Months Ended June 30, 2021
Revenue	$152,712	$63,296	$—	$216,008
Segment Adjusted EBITDAR from Operations	$28,722	$18,586	$(12,466)	$34,842
Six Months Ended June 30, 2020
Revenue	$114,746	$69,843	$—	$184,589
Segment Adjusted EBITDAR from Operations	$21,151	$25,989	$(8,781)	$38,359

The table below provides a reconciliation of Segment Adjusted EBITDAR from Operations above to Condensed Consolidated Income from Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Segment Adjusted EBITDAR from Operations(a)	$18,615	$20,738	$34,842	$38,359
Less: Depreciation and amortization	1,170	1,201	2,345	2,222
Rent—cost of services	10,156	9,767	20,121	19,473
Other Income	(24)	—	(24)	—
Adjustments to Segment EBITDAR from Operations:
Less: Costs at start-up operations (b)	347	473	459	705
Share-based compensation expense (c)	2,499	1,959	4,915	3,915
Acquisition related costs (d)	30	—	37	—
Transition services costs(e)	687	380	1,589	537
Net COVID-19 related costs (f)	—	883	—	1,160
Add: Net loss attributable to noncontrolling interest	(181)	—	(218)	—
Consolidated Income from Operations	$3,569	$6,075	$5,182	$10,347

(a)	Segment Adjusted EBITDAR from Operations is net income (loss) attributable to the Company's reportable segments excluding interest expense, provision for income taxes, depreciation and amortization expense, rent, and, in order to view the operations performance on a comparable basis from period to period, certain adjustments including: (1) costs at start-up operations, (2) share-based compensation, (3) acquisition related costs, (4) redundant and nonrecurring costs associated with the Transition Services Agreement, and (5) net loss attributable to noncontrolling interest. General and administrative expenses are not allocated to the reportable segments, and are included as “All Other”, accordingly the segment earnings measure reported is before allocation of corporate general and administrative expenses. The Company's segment measures may be different from the calculation methods used by other companies and, therefore, comparability may be limited.
(b)	Represents results related to start-up operations. This amount excludes rent and depreciation and amortization expense related to such operations.
(c)	Share-based compensation expense incurred which is included in cost of services and general and administrative expense.
(d)	Acquisition related costs that are not capitalizable.
(e)	A portion of the costs incurred under the Transition Services Agreement identified as redundant or nonrecurring that are included in general and administrative expense. Fees incurred under the Transition Services agreement, net of the Company’s payroll reimbursement, were $747 and $1,735 for the three and six months ended June 30, 2021, and $1,525 and $2,861 for the three and six months ended June 30, 2020, respectively. During the fourth quarter of fiscal 2020, we updated our Transition service costs adjustment to include duplicate software costs. The prior year transition service costs adjustment has been recast to reflect the change. The adjustment to the prior year transition service costs was $113 and $220 for the duplicative software costs for the three and six months ended June 30, 2020 that were included in the 2020 full year amount in the Company’s as filed Form 10-K.
(g)	Beginning in the first quarter of fiscal year 2021, we updated our definition of Segment Adjusted EBITDAR to no longer include an adjustment for COVID-19 expenses offset by the amount of sequestration relief. COVID-19 expenses continue to be part of daily operations for which less specific identification is visible. Furthermore, the sequestration relief has been extended through December 31, 2021. Sequestration relief was $870 and $1,818 for the three and six months ended June 30, 2021, respectively.

The 2020 amounts represent incremental costs incurred as part of the Company's response to COVID-19 including direct medical supplies, labor, and other expenses, net of $554 in increased revenue related to the 2% payment increase in Medicare reimbursements for sequestration relief for both the three and six months ended June 30, 2020. The COVID-19 costs do not include $277 in costs for the three months ended March 31, 2020 that were included in the 2020 full year amount.

THE PENNANT GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands)

The tables below reconcile Segment Adjusted EBITDAR from Operations to Segment Adjusted EBITDA from Operations for each reportable segment for the periods presented:

	Three Months Ended June 30,
	Home Health and Hospice		Senior Living
	2021	2020	2021	2020

Segment Adjusted EBITDAR from Operations	$14,931	$11,245	$9,752	$13,492
Less: Rent—cost of services	1,199	874	8,957	8,893
Rent related to start-up operations	(135)	(16)	(30)	(20)
Segment Adjusted EBITDA from Operations	$13,867	$10,387	$825	$4,619

	Six Months Ended June 30,
	Home Health and Hospice		Senior Living
	2021	2020	2021	2020

Segment Adjusted EBITDAR from Operations	$28,722	$21,151	$18,586	$25,989
Less: Rent—cost of services	2,329	1,724	17,792	17,749
Rent related to start-up operations	(249)	(29)	50	(20)
Segment Adjusted EBITDA from Operations	$26,642	$19,456	$744	$8,260

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, and (c) depreciation and amortization. Adjusted EBITDA consists of net income attributable to the Company before (a) provisions for income taxes, (b) depreciation and amortization, (c) costs incurred for start-up operations, including rent and excluding depreciation, interest and income taxes, (d) share-based compensation expense, (e) non-capitalizable acquisition related costs, (f) redundant or non-recurring transition services costs, and (g) incremental costs due to COVID-19 response net of 2% Medicare reimbursement increase for sequestration holiday. Consolidated Adjusted EBITDAR is a valuation measure applicable to current periods only and consists of net income attributable to the Company before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) costs incurred for start-up operations, excluding rent, depreciation, interest and income taxes, (f) share-based compensation expense, (g) acquisition related costs, (h) redundant or non-recurring transition services costs, (i) net income attributable to noncontrolling interest, and (j) net COVID-19 related costs. The company believes that the presentation of EBITDA, adjusted EBITDA, consolidated adjusted EBITDAR, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. The company believes disclosure of adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA and consolidated adjusted EBITDAR has economic substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Pennant’s website at http://www.pennantgroup.com.